Exhibit 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 14, 2002 on our review of interim consolidated financial information of Protective Life Corporation and subsidiaries (the “Company”) as of and for the period ended June 30, 2002, and included in the Company’s quarterly report on Form 10-Q for the quarter then ended, is incorporated by reference in the Company’s registration statements on Form S-8 and Form S-3.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Birmingham, Alabama
August 14, 2002